EXHIBIT 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR THIRD

QUARTER FISCAL YEAR 2005

•	Revenue $226.0 Million, up 41% from Third Quarter Fiscal Year 2004

•	Net Income $14.7 Million, up 44% from Third Quarter Fiscal Year 2004

•	Diluted EPS $0.52, up 41% from Third Quarter Fiscal Year 2004

•	Raising Guidance for Fiscal Year 2005

•	Announcing a 2:1 Stock Split Effective May 27, 2005

FAIRFAX, Va. – May 2, 2005 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the third quarter of fiscal year 2005, which ended March 31, 2005.

Revenue increased 41% from $160.0 million in the March 2004 quarter to $226.0 million. Operating income increased 41% from $16.2 million in the March 2004 quarter to $22.8 million. Net income increased 44% from $10.2 million in the March 2004 quarter to $14.7 million. Diluted earnings per share increased 41% from $0.37 in the March 2004 quarter to $0.52.

Renny DiPentima, SRA CEO, stated, “We are pleased to announce another outstanding quarter marked by strong growth in revenue and earnings. Our backlog of signed business orders grew and our pipeline of new opportunities increased significantly. Since the quarter’s close, we acquired Touchstone Consulting Group, Inc., a growing and trusted provider of management consulting services to senior officials throughout the federal government.”

Chief Financial Officer Stephen Hughes added, “We are very pleased with the March quarter results. Year over year earnings were up sharply again, even as we continue to invest in the business. Cash flow from operations was 1.8 times net income for the quarter and 1.5 times net income for the fiscal year to date. We ended the quarter with $230 million of cash and investments and no debt. Subsequently, we were pleased to deploy some of this capital to acquire Touchstone, which we expect to be accretive to earnings per share.”

The Company also announced that its board of directors today declared a two-for-one stock split in the form of a 100 percent stock dividend on the Company’s common stock. The dividend is payable on May 27, 2005 to shareholders of record May 13, 2005.

New Business Awards

During the third quarter, SRA won new business across its diversified customer portfolio with potential value of $359 million. The Company backlog of signed business orders is $2.5 billion. Major highlights of competitive contract awards during the quarter include:

•	Missile Defense Agency (MDA) Enterprise Information Management System (EIMS). SRA will provide program management, information architecture, and engineering and technical support service to support an EIMS for MDA. The system enables MDA to better organize, retrieve, secure, and store business and mission information and data to aid in collaboration and decision making. The task order has an estimated value of $86.4 million over five years if all options are exercised.

1	5/3/2005

•	Office of Child Support Enforcement (OCSE) Federal Parent Locator Service (FPLS) Support. SRA will provide a broad range of program management, technical monitoring, and technical and operational support for the FPLS program, which is managed by the OCSE within the Department of Health and Human Services. In 2003, FPLS systems helped to collect more than $21 billion in child support payments, defaulted education loans, and grant overpayments. The task order has an estimated value of $59.9 million over five years if all options are exercised.

•	Department of Justice (DOJ) U.S. Trustee Program (USTP) Support. SRA will provide database management systems and services to support USTP systems for managing and enforcing the nation’s bankruptcy laws and regulations. The task order has an estimated value of $24.6 million over seven years if all options are exercised.

Forward Guidance

SRA is raising forward guidance for the fourth quarter and fiscal year 2005 as shown in the table below. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance reflects the expected financial contribution of the Touchstone acquisition for about two months, but does not include any effect for additional acquisitions SRA might undertake in the future.

Pro-Forma Guidance as if No Split

Measure	Quarter Ending June 30, 2005	Fiscal Year Ending June 30, 2005
Revenue (in millions)	$227-$232	$868-$873
Diluted Earnings Per Share	$0.51-$0.53	$2.00-$2.02
Diluted Share Equivalents (in millions)	28.6	28.3

Previously, the Company provided guidance for the fourth quarter of fiscal year 2005 revenue of $220-$227 million and diluted earnings per share of $0.50-$0.52 based on 28.6 million diluted share equivalents and fiscal year 2005 revenue of $848-$860 million and diluted earnings per share of $1.95-$1.99 based on 28.3 million diluted share equivalents.

Guidance Following 2:1 Split

Measure	Quarter Ending June 30, 2005	Fiscal Year Ending June 30, 2005
Revenue (in millions)	$227-$232	$868-$873
Diluted Earnings Per Share	$0.26-$0.27	$1.00-$1.01
Diluted Share Equivalents (in millions)	57.2	56.6

Fiscal year-to-date net income is $41.9 million, yielding pre-split diluted earnings per share of $1.49 and post-split diluted earnings per share of $0.74.

2	5/3/2005

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2004, SRA was named Large Government Contractor of the Year by the Northern Virginia Government Contractors Council, the Professional Services Council, and Washington Technology. The Company’s 4,000 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on January 31, 2005. In addition, the forward-looking statements included in this press release represent our views as of May 2, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 2, 2005.

CONTACTS:

Stuart Davis	Stephen Hughes
Vice President and Director, Investor Relations	Senior Vice President and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

3	5/3/2005

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	3/31/04	3/31/05	3/31/04	3/31/05
Revenue	$159,962	$226,018	$434,942	$640,704
Operating costs and expenses:
Cost of services	114,364	168,299	311,548	475,787
Selling, general, and administrative	26,624	31,659	73,228	90,781
Depreciation and amortization	2,786	3,308	7,513	9,345

Total operating costs and expenses	143,774	203,266	392,289	575,913

Operating income	16,188	22,752	42,653	64,791
Interest income	391	970	1,205	2,247
Other income	—	—	153	—

Income before taxes	16,579	23,722	44,011	67,038
Provision for income taxes	6,383	9,028	16,950	25,181

Net income	$10,196	$14,694	$27,061	$41,857

Earnings per share:
Basic	$0.40	$0.55	$1.07	$1.59

Diluted	$0.37	$0.52	$0.99	$1.49

Weighted-average shares:
Basic	25,631,969	26,704,649	25,402,184	26,332,793

Diluted	27,457,409	28,441,203	27,307,920	28,150,015

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)

	As of
	6/30/04	3/31/05
Current assets:
Cash and cash equivalents	$143,367	$201,825
Short-term investments	9,076	15,646
Accounts receivable, net	164,162	201,683
Prepaid expenses and other	23,053	19,433
Deferred income taxes, current	4,442	7,367

Total current assets	344,100	445,954

Property and equipment, net	23,498	27,690

Other assets:
Goodwill	62,747	62,747
Identified intangibles, net	13,168	11,806
Investments	13,719	12,874
Deferred compensation trust	4,661	5,110

Total other assets	94,295	92,537

Total assets	$461,893	$566,181

Current liabilities:
Accounts payable and accrued expenses	$66,230	$89,276
Accrued payroll and employee benefits	39,798	54,191
Billings in excess of revenue recognized	8,276	8,144

Total current liabilities	114,304	151,611

Long-term liabilities:
Deferred income taxes, noncurrent	1,612	783
Other long-term liabilities	6,709	6,461

Total long-term liabilities	8,321	7,244

Total liabilities	122,625	158,855

Stockholders’ equity:
Preferred stock, $0.20 par value	—	—
Class A common stock, $0.004 par value	97	103
Class B common stock, $0.004 par value	39	37
Additional paid-in capital	241,831	267,471
Treasury stock, at cost	(46,560)	(46,262)
Deferred stock-based compensation	(716)	(457)
Retained earnings	144,577	186,434

Total stockholders’ equity	339,268	407,326

Total liabilities and stockholders’ equity	$461,893	$566,181

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	3/31/04	3/31/05
Cash flows from operating activities:
Net income	$27,061	$41,857
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	7,513	9,345
Stock-based compensation	177	239
Tax benefits of stock option exercises	5,840	14,344
Deferred income taxes	(465)	(3,754)
Working capital changes	(418)	2,709

Net cash provided by operating activities	39,708	64,740

Cash flows from investing activities:
Capital expenditures	(7,759)	(12,175)
Sales and maturities of investments	1,083	12,791
Acquisition of ORION Scientific Systems, net of cash acquired	(32,927)	—
Purchases of investments	—	(18,516)

Net cash used in investing activities	(39,603)	(17,900)

Cash flows from financing activities:
Issuance of common stock	4,470	8,130
Purchase of treasury stock	(145)	—
Reissuance of treasury stock	3,134	3,488
Repayment of term loan	(400)	—

Net cash provided by financing activities	7,059	11,618

Net increase in cash and cash equivalents	7,164	58,458
Cash and cash equivalents, beginning of period	158,264	143,367

Cash and cash equivalents, end of period	$165,428	$201,825

Supplemental disclosures of cash flow information:
Cash paid during the period-
Income taxes	$5,289	$15,461

Cash received during the period-	.
Interest	$1,057	$2,493

Income taxes	$583	$556

Reconciliation Between Total Revenue Growth and Organic Revenue Growth

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	3/31/04	3/31/05	Growth
Total Revenue, as reported	$159,962	$226,018	41.3%

Plus: Orion revenue for January 1, 2004 through January 31, 2004	2,424	—	—

Organic Revenue	$162,386	$226,018	39.2%

	Nine Months Ended
	3/31/04	3/31/05	Growth
Total Revenue, as reported	$434,942	$640,704	47.3%

Plus: Orion revenue for July 1, 2003 through January 31, 2004	19,392	—	—

Organic Revenue	$454,334	$640,704	41.0%

Pro Forma Statements Of Operations For The Three Months Ended December 31, 2004 and March 31, 2005

(in thousands)

The Company has presented net income, as adjusted, to show the effect that one-time items had on the Company’s earnings per share for the quarters ended December 31, 2004 and March 31, 2005. The Company believes that these non-GAAP financial measures provide useful information to investors because it allows investors to compare the Company’s current performance to the prior quarter performance, excluding the one-time items, on a consistent basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	As Reported 31-Dec-04 3 months ended	Adjustments	Pro Forma 31-Dec-04 3 months ended		As Reported 31-Mar-05 3 months ended	Adjustments	Pro Forma 31-Mar-05 3 months ended
Revenue	$211,212	$—	$211,212		$226,018	$—	$226,018
Operating costs and expenses:
Cost of services	155,942	—	155,942		168,299	—	168,299
Selling, general and administrative	29,846	478	30,324	[1]	31,659	—	31,659
Depreciation and amortization	3,155	—	3,155		3,308	—	3,308

Total operating costs and expenses	188,943	478	189,421		203,266	—	203,266

Operating income	22,269	(478)	21,791		22,752	—	22,752

Interest income	754	—	754		970	—	970

Pro forma income before taxes	23,023	(478)	22,545		23,722	—	23,722

Pro forma provision for taxes	8,300	391	8,691	[2]	9,028	105	9,133	[3]

Pro forma net income	$14,723	(869)	$13,854		$14,694	105	$14,589

Pro forma earnings per share:
Basic	$0.56	$(0.03)	$0.53		$0.55	$(0.01)	$0.55

Diluted	$0.52	$(0.03)	$0.49		$0.52	$(0.01)	$0.51

Weighted-average shares
Basic	26,300,719	—	26,300,719		26,704,649	—	26,704,649

Diluted	28,238,454	—	28,238,454		28,441,203	—	28,441,203

[1]	Adjusted to eliminate a one-time reduction in expenses as a result of resolving two vendor issues during the quarter ended December 31, 2004.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated effective tax rate of 36.1% and to eliminate the one-time tax benefits from Virginia job creation tax credits and a refund from a prior federal tax return.
[3]	Adjusted to eliminate net one-time tax benefits primarily from prior years state tax refund claims.